Exhibit 99.1

FOR IMMEDIATE RELEASE

ECO VENTURES GROUP SIGNS MINERAL EXPLOITATION AGREEMENT FOR PRECIOUS METALS EXTRACTION

Groveland, FL – October 19, 2011 Eco Ventures Group, Inc. (OTCBB: EVGI) announced today that it has signed a Mineral Exploitation Agreement with Broken Hills, LLC to recover the precious metals from certain mine claims in Nevada. The ore containing the precious metals will be concentrated on location using EVGI’s proprietary technology and then shipped to EVGI’s precious metal extraction facility in Groveland, Florida.  Based on land surveys, exploratory drilling and independent assays, the ore from the claims contain significant quantities of Gold, Platinum and Palladium.

The mine claims span approximately 800 acres in the northwestern region of Nevada with access to approximately 25,000,000 tons of ore.

Under the terms of the Agreement, Broken Hills will operate the mine site and provide EVGI with concentrated ore for processing in its 5,000 ton per year extraction facility in Florida.  The parties will split the profits of precious metals extracted from the ore 60/40 (EVGI/Broken Hills).  In the second phase of the Agreement, Eco Ventures Group will operate the mine site and process the ore for a 90% share up to 20,000 tons, and 95% share of the precious metals recovered after 20,000 tons is processed.

“Our Agreement with Broken Hills guarantees us an ore supply that will keep our 5,000 ton per year plant operating at full capacity for years to come.  This ore gives us the ability and incentive to greatly expand our processing capabilities without being reliant on future ore contracts.  We could increase our current processing capabilities by 10 and still have enough ore to keep the facility busy for many, many years. The preliminary results from the field are very encouraging with high levels of target precious metals,” said Randall Lanham, CEO of Eco Ventures Group.

About Eco Ventures Group, Inc.
Eco Ventures Group, Inc. (“EVGI”) is a family of ecologically friendly and economically sound businesses committed to providing for society’s minerals, energy and renewable resource needs.

EVGI concentrates on two core business activities. EVGI’s Eco Minerals Recovery Group specializes in the extraction of precious metals from ore bodies and reclaimed mine tailings and Eco Energy Group will focus on the production of advanced biodiesel from recovered cooking oils and oil rich plants.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: EVGI encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by Eco Ventures Group, Inc. that are not purely historical are forward-looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the company's business prospects and performance. The company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact
Eco Ventures Group, Inc.
Investor Relations
7432 E. Highway 50, Suite 101
Groveland FL 34736
Phone: (352) 557-4830
Website: www.ecoventuresgroup.com
Email: info@ecoventuresgroup.com